FOR IMMEDIATE RELEASE


Media Contact: Mike Mahoney             Investors Contact: Mark Kane
Office: (813 228-4271                   Office: (813) 228-1772
Home: (813) 991-6229                    E-mail mmkane@tecoenergy.com
Internet: http://www.tecoenergy


TECO Energy Announces Plan to Sell its Conventional Oil and Gas
Production Business and a Third Quarter Charge relating to Three
Nonproducing Wells

     TAMPA, August 28, 1997 - TECO Energy, Inc. (NYSE: TE) announced today that it plans to sell its conventional oil and gas subsidiary, TECO Oil & Gas. Since its formation in the second half of 1995, TECO Oil & Gas has participated in joint ventures utilizing 3-D seismic imaging in the exploration for gas and oil. It has acquired a portfolio of interests in producing wells, discoveries not yet producing and lease prospects in the shallow waters of the Gulf of Mexico and on shore in Texas.

We have built good value in this business and expect the proceeds from its sale to exceed the investment on our books, Timothy L. Guzzle,
chairman and chief executive officer said.   Our decision to sell was
prompted by the small scale of our operations and the related earnings volatility which does not fit well with our business objectives, he added.


Guzzle also pointed out, We continue to be very pleased with the performance of our coalbed methane gas production business, which has consistently given us important earnings and excellent returns. In addition, our recent acquisitions of the Peoples Gas and West Florida Gas companies are providing us attractive opportunities for additional investment in the downstream gas distribution business.

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TECO Energy also announced in connection with TECO Oil & Gas that the previously reported mitigation efforts on the group of three offshore natural gas wells that were producing at uneconomic levels have proven to be unsuccessful. As a result, the Company will incur a pretax write-off to discontinued operations of approximately $7.5 million related to these three wells in the third quarter.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. Its principal businesses include Tampa
Electric, TECO Coal, TECO Coalbed Methane, TECO Power Services, TECO Transport, Peoples Gas System, Peoples Gas Company, Gator Gas Marketing, TeCom and Bosek, Gibson and Associates.
































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